Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER 2009 EARNINGS

July 27, 2009 — Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced second quarter and six months results for 2009.

First PacTrust Bancorp reported net income of $685 thousand for the quarter ended June 30, 2009 and a net loss of $1.9 million for the six month period ended June 30, 2009, compared to net losses of $1.8 million and $630 thousand for the three and six month periods of the prior year. The Company reported basic and diluted earnings per share of $.10 for the three months ended June 30, 2009 and basic and diluted net loss of ($.58) for the six months ended June 30, 2009 compared to basic and diluted net losses of ($.43) and ($.15) for the three and six month periods ended June 30, 2008, respectively.

Hans Ganz, President and Chief Executive Officer stated, “We are pleased to report positive earnings for the quarter, which were in line with expectations.”

For the quarter ended June 30, 2009, net interest income before provision for loan losses increased $1.6 million to $7.3 million, compared to $5.7 million in the same period of the prior year. This increase was due to a $71.2 million increase in average interest earning assets as well as a 64 basis point decline in the Company’s average cost of funds. For the six months ended June 30, 2009, net interest income before provision for loan losses increased $3.3 million to $14.2 million compared to $10.8 million in the same period of the prior year, due also to the Company’s $87.7 million increase in the balance of average earning assets as well as a 82 basis point decrease in the Company’s average cost of funds during the period.

Non-interest expense totaling $4.2 million for the second quarter of 2009 was $951 thousand greater than for the second quarter of 2008 primarily due to a $650 thousand increase in FDIC deposit insurance premiums, including a special assessment of approximately $400 thousand. The strains recently experienced in the financial markets have resulted in the FDIC imposing an emergency special assessment of five basis points on each insured depository institution’s total assets minus Tier 1 Capital as of June 30, 2009.

The Company made a $2.7 million provision for loan losses during the second quarter which was down from $7.0 million made during the first quarter which contributed to improved earnings during the period. Provisions for loan losses totaled $9.7 million for the six months ended June 30, 2009 compared to $5.9 million for the same period of the prior year. Non-performing loans, which are those loans on nonaccrual status, loans that have been restructured resulting in a troubled debt classification and impaired loans, were $41.7 million at June 30, 2009 compared to $46.8 million at December 31, 2008.

Net loan charge-offs for the six month period ended June 30, 2009 totaled $13.4 million compared to $742 thousand for the same period of the prior year. Net loan charge-offs for the three months ended June 30, 2009 totaled $8.4 million compared to $12 thousand for the same period of the prior year. The allowance for loan losses as a percentage of loans outstanding was 1.84% at June 30, 2009 compared to 2.26% at December 31, 2008. The decline in the percentage of allowance to loans outstanding was a direct result of an increase in charge-offs of specific reserves that had been previously provided.

Total assets increased $17.1 million from $876.5 million at December 31, 2008 to $893.6 million at June 30, 2009, primarily due to securities purchased during the period. Total deposits increased by $30.4 million, or 5.1%, to $628.6 million at June 30, 2009 from $598.2 million at December 31, 2008 due mainly to growth in savings and certificate of deposit accounts.

Equity decreased $3.1 million to $95.6 million at June 30, 2009 from $98.7 million at December 31, 2008 primarily due to a total net loss of $1.9 million, the payment of dividends on common stock in the amount of $567 thousand and the payment of dividends on preferred stock in the amount of $481 thousand during the six months ended June 30, 2009. Equity was increased by ESOP shares earned of $159 thousand and stock awards earned of $65 thousand.

As of June 30, 2009, the Bank exceeded all regulatory capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios at June 30, 2009 were as follows: core capital 9.07%, tier 1 risk-based capital 11.84%; and total risk-based capital 12.74%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the

Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$12,094	$11,230	$24,158	$22,569
Total interest expense	4,816	5,523	9,986	11,737

Net interest income	7,278	5,707	14,172	10,832
Provision/(reduction) for loan losses	2,688	5,486	9,686	5,891

Net interest income after provision for loan losses	4,590	221	4,486	4,941
Noninterest income	508	563	893	1,143
Noninterest expense	4,216	3,265	7,795	6,851

Income/(loss) before taxes	882	(2,481)	(2,416)	(767)
Income tax provision/(benefit)	197	(685)	(523)	(137)

Net income/(loss)	$685	$(1,796)	$(1,893)	$(630)

Earnings/(Loss) per share
Basic	$.10	$(.43)	$(.58)	$(.15)

Diluted	$.10	$(.43)	$(.58)	$(.15)

	June 30, 2009	December 31, 2008
	(In thousands)
Selected Financial Condition Data
Total assets	$893,638	$876,520
Cash and cash equivalents	11,658	19,237
Loans receivable, net	781,558	793,045
Securities available-for-sale	43,542	17,565
Deposits	628,590	598,177
Bank owned life insurance investment	17,751	17,565
Advances from Federal Home Loan Bank	165,500	175,000
Shareholders’ equity	95,642	98,723

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2009
Total capital (to risk- weighted assets)	$87,737	12.74%	$54,705	8.00%	$68,381	10.00%
Tier 1 capital (to risk- weighted assets)	81,640	11.84	27,352	4.00	41,028	6.00
Tier 1 (core) capital (to adjusted tangible assets)	81,640	9.07	35,731	4.00	44,664	5.00

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Selected Financial and Capital Ratios (1)
Return on average assets	.31%	(.88)%	(.42)%	(.16)%
Return on average equity	2.85	(8.62)	(3.88)	(1.50)
General and administrative expenses to average assets	1.88	1.61	1.74	1.72
Efficiency ratio (2)	54.15	52.07	51.74	57.21
Net interest margin	3.44	2.94	3.34	2.85

Allowance for loan losses as % of loans			1.84	1.46
Non-performing assets to total assets (3)			5.57	4.29
Book Value per common share (4)			23.11	19.53
Book Value per common share (5)			18.60	$19.53 *

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares, unearned stock awards and preferred stock.
(5)	Represents book value per common share excluding TARP.
*	TARP funds were not received until November, 2008.